Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated October 31, 2005, effective October 24, 2005 (the “Effective Date”), by and between DaVita Inc. (“Employer”) and Dennis Kogod (“Employee”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Employment and Duties. Employer hereby employs Employee to serve as President - West. Employee accepts such employment on the terms and conditions set forth in this Agreement. Employee shall perform the duties of President – West and will be responsible for other company-wide functions as assigned. Employee shall work out of Employer’s El Segundo corporate office but shall also be allowed to work out of the Henderson, Nevada clinic and to maintain his home office in Nevada and shall maintain his home office in a manner consistent with Employer’s policy for senior executives who maintain home offices, as that policy may exist from time to time. Employee agrees to devote substantially all of his time, energy, and ability to the business of Employer on a full-time basis and shall not engage in any other business activities during the term of this Agreement, provided however, Employee may continue to serve on the boards of directors for the three (3) non-profit companies that he is currently serving on and may pursue normal charitable activities so long as such activities do not require a substantial amount of time and do not interfere with his ability to perform his duties. If, as a result of serving on these three boards, Employee’s performance were to suffer, Employee and Employer’s Chief Operating Officer will discuss whether Employee should resign from one or more boards. If Employee is no longer serving on all three boards, Employee may be able to serve on another board of directors so long as he has received permission from the Employer’s Chief Operating Officer and the Employer’s Board of Directors. Employee shall at all times observe and abide by the Employer’s policies and procedures as in effect from time to time.

Section 2. Compensation. In consideration of the services to be performed by Employee hereunder, Employee shall receive the following compensation and benefits:

2.1 Base Salary. Employer shall pay Employee a base salary of $397,500 per annum, less standard withholdings and authorized deductions. Employee shall be paid consistent with Employer’s payroll schedule. The base salary will be reviewed each year during Employer’s annual review. Employer, in its sole discretion, may increase the base salary as a result of any such review.

2.2 Benefits. Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under Employer’s health and welfare benefit plans (including, without limitation, medical, prescription, dental, disability, and life insurance) under the same terms and conditions applicable to most executives at similar levels of compensation and responsibility.

2.3 Performance Bonus.

(a) Employee shall be eligible to receive a discretionary performance bonus (the “Bonus”) between zero and 60 percent of Employee’s base salary, payable in a manner consistent with Employer’s practices and procedures. The amount of the Bonus, if any, will be decided by the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board in his/its sole discretion.

(b) Employee must be employed by Employer (or an affiliate) on the date any Bonus is paid to be eligible to receive such Bonus and, if Employee is not employed by Employer (or an affiliate) on the date any Bonus is paid for any reason whatsoever, Employee shall not be entitled to receive such Bonus.

2.4 Vacation. Employee shall have vacation, subject to the approval of the Chief Operating Officer.

2.5 Stock Options. Employee shall receive options to purchase 20,000 shares of Employer stock. Such options shall have a five-year term and vest 25% on the first anniversary date of the grant, 8.33% on the 20th month of the grant, and 8.33% every 4 months thereafter. The exercise price shall be the closing price as reported on the New York Stock Exchange on the Effective Date of this Agreement or on the date that appropriate approval has been given, whichever is later. The options will be reflected in a separate Stock Option Agreement.

2.6 Restricted Stock Units. On the Effective Date or on the date appropriate approval has been given, whichever date is later, Employee will receive 5,000 shares of Employer’s restricted stock units, entitling Employee to the same number of full shares of DaVita common stock, subject to the following vesting conditions: such restricted stock units shall vest over a three-year period, one-third vesting on the first, second, and third anniversary date of the grant date. The terms of the restricted stock units will be reflected in a separate Restricted Stock Units Agreement.

2.7 Indemnification. Employer agrees to indemnify Employee against and in respect of any and all claims, actions, or demands, in accordance with all applicable laws.

2.8 Reimbursement. Employer also agrees to reimburse Employee in accordance with Employer’s reimbursement policies for travel and entertainment expenses, as well as other business-related expenses, incurred in the performance of his duties hereunder.

2.9 Changes to Benefit Plans. Employer reserves the right to modify, suspend, or discontinue any and all of its health and welfare benefit plans, practices, policies, and programs at any time without recourse by Employee so long as such action is taken generally with respect to all other similarly-situated peer executives and does not single out Employee.

Section 3. Provisions Relating to Termination of Employment.

3.1 Employment Is At-Will. Employee’s employment with Employer is “at will” and is terminable by Employer or by Employee at any time and for any reason or no reason, subject to the notice requirements set forth below.

3.2 Termination for Material Cause. Employer may terminate Employee’s employment for Material Cause (as defined below). Upon termination for Material Cause, Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

3.3 Other Termination. Employer may terminate the employment of Employee for any reason or for no reason at any time upon at least thirty (30) days’ advance written notice. If Employer terminates the employment of Employee for reasons other than for death, Material Cause, or Disability or if Employee resigns within sixty (60) days following a Good Cause Event unrelated to a Change of Control (as those terms are defined below), Employee shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination or resignation, (ii) be entitled to continue to receive his salary for the one-year period following the termination of his employment (the “Severance Period”), (iii) be entitled to receive a lump-sum payment equivalent to the Bonus that he had been paid in the year before the termination of his employment, and (iv) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. If Employee resigns within sixty (60) days following a Good Cause Event after a Change of Control (as those terms are defined below), Employee shall receive the severance benefits set forth above except that the Severance Period, i.e., the time in which Employee is entitled to continue to receive his salary, shall increase from one year to two years.

During the Severance Period, Employee agrees (1) to make himself available to answer questions and to cooperate in the transition of his duties, (2) to respond to any inquiries from the compliance department, including making himself available for interviews, and (3) to cooperate with Employer in the prosecution and/or defense of any claim, including making himself available for any interviews, appearing at depositions, and producing requested documents. Employer shall reimburse Employee for any out-of-pocket expenses he may incur, including travel costs, provided that Employee used Employer’s travel department to arrange and purchase all travel-related expense.

Employee must execute a standard Severance and General Release Agreement before being eligible to receive the severance benefits set forth above. The Severance and General Release Agreement shall indicate that Employee is not releasing his right, if any, to indemnification pursuant to any agreement, article or by-law provision of Employer or his right, if any, to coverage under any applicable directors and officers insurance or other insurance, as Employer has in place from time to time.

All severance arrangements shall comply with the American Jobs Creation Act of 2004, all related regulations, and all other laws and regulations governing the payment of severance.

3.4. Voluntary Resignation. Employee may resign from Employer at any time upon at least ninety (90) days’ advance written notice. If Employee resigns from Employer, Employee shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. In the event Employee resigns from Employer at any time, Employer shall have the right to make such resignation effective as of any date before the expiration of the required notice period.

3.5 Disability. Upon thirty (30) days’ advance notice (which notice may be given before the completion of the periods described herein), Employer may terminate Employee’s employment for Disability (as defined below).

3.6 Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

(a) “Change of Control” shall mean (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of Employer (including any transaction in which Employer becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which Employer does not survive, (iii) any merger or consolidation in which Employer survives, but the shares of Employer’s Common Stock outstanding immediately prior to such merger or consolidation represent 40% or less of the voting power of Employer after such merger or consolidation, and (iv) any transaction in which more than 40% of Employer’s assets are sold. However, despite the occurrence of any of the above-described events, a Change of Control will not have occurred if Kent Thiry remains the Chief Executive Officer or Executive Chair of Employer for at least one (1) year after the Change of Control or becomes the Chief Executive Officer or Executive Chair of the surviving company with which Employer merged or consolidated and remains in that position for at least one (1) year after the Change of Control.

(b) “Disability” shall mean the inability, for a period of six (6) months, to adequately perform Employee’s regular duties, with or without reasonable accommodation, due to a physical or mental illness, condition, or disability.

(c) “Good Cause” shall mean the occurrence of the following events without Employer’s express written consent: (i) Employer materially diminishes the scope of Employee’s duties and responsibilities; or (ii) Employer reduces Employee’s base salary, bonus arrangement, or other material benefits (unless the change is taken generally with respect to all similarly-situated peer executives and does not single out Employee).

(d) “Material Cause” shall mean any of the following: (i) conviction of a felony or plea of no contest to a felony; (ii) the adjudication by a court of competent jurisdiction that Employee has committed an act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the Employer; (iii) repeated failure or refusal by Employee to follow policies or directives reasonably established by the Chief Executive Officer of Employer or his designee that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Employee; (iv) a material breach of this Agreement that goes uncorrected for a period of thirty (30) days after written notice has been provided to Employee; (v) any gross or willful misconduct or gross negligence by Employee in the performance of his duties; (vi) egregious conduct by Employee that brings Employer or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of Employee from participating in any federal health care program.

3.7 Notice of Termination. Any purported termination of Employee’s employment by Employer or by Employee shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 5 hereof. A “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment.

3.8 Effect of Termination. Upon termination, this Agreement shall be of no further force and effect and neither party shall have any further right or obligation hereunder; provided, however, that no termination shall modify or affect the rights and obligations of the parties that have accrued prior to termination; and provided further, that the rights and obligations of the parties under Section 3, Section 4, and Section 5 shall survive termination of this Agreement.

Section 4: Certain Covenants of Executive.

4.1 Confidential Information.

(a) Employee acknowledges and agrees that: (i) in the course of his employment by Employer, it will or may be necessary for Employee to create, use, or have access to (A) technical, business, or customer information, materials, or data relating to Employer’s present or planned business that has not been released to the public with Employer’s authorization, including, but not limited to, confidential information, materials, or proprietary data belonging to Employer or relating to Employer’s affairs (collectively, “Confidential Information”) and (B) information and materials that concern Employer’s business that come into Employer’s possession by reason of employment with Employer (collectively, “Business Related Information”); (ii) all Confidential Information and Business Related Information are the property of Employer; (iii) the use, misappropriation, or disclosure of any Confidential Information or Business Related Information would constitute a breach of trust and could cause serious and irreparable injury to Employer; and (iv) it is essential to the protection of Employer’s goodwill and maintenance of Employer’s competitive position that all Confidential Information and Business Related Information be kept confidential and that Employee not disclose any Confidential

Information or Business Related Information to others or use Confidential Information or Business Related Information to Employee’s own advantage or the advantage of others.

(b) In recognition of the acknowledgment contained in Section 4.1(a) above, Employee agrees that, during the term of this Agreement and thereafter until the Confidential Information and/or Business Related Information becomes publicly available (other than through a breach by Employee), Employee shall: (i) hold and safeguard all Confidential Information and Business Related Information in trust for Employer, its successors, and assigns; (ii) not appropriate or disclose or make available to anyone for use outside of Employer’s organization at any time, either during employment with Employer or subsequent to the termination of employment with Employer for any reason, any Confidential Information and Business Related Information, whether or not developed by Employee, except as required in the performance of Employee’s duties to Employer; (iii) keep in strictest confidence any Confidential Information or Business Related Information; and (iv) not disclose or divulge, or allow to be disclosed or divulged by any person within Employee’s control, to any person, firm, or corporation, or use directly or indirectly, for Employee’s own benefit or the benefit of others, any Confidential Information or Business Related Information.

(c) Employee agrees that all lists, materials, records, books, data, plans, files, reports, correspondence, and other documents (“Employer material”) used or prepared by, or made available to, Employee shall be and remain property of Employer. Upon termination of employment, Employee shall immediately return all Employer material to Employer, and Employee shall not make or retain any copies or extracts thereof.

4.2. Competition. Employee agrees that during the term of this Agreement and for a period of one (1) year after the termination of his employment with Employer for any reason, he shall not: (i) be an officer, director, consultant, partner, owner, stockholder, employee, creditor, agent, trustee, independent contractor, or advisor on a paid or unpaid basis of any individual, partnership, limited liability company, corporation, independent practice association, management services organization, or any other entity (collectively, “Person”) that either is in the business of or, directly or indirectly, derives any economic benefit from providing, arranging, offering, managing, or subcontracting dialysis services or renal care services; (ii) directly or indirectly, own, manage, control, operate, invest in, acquire an interest in, or otherwise engage in, act for, or act on behalf of any Person (other than Employer and its subsidiaries and affiliates) engaged in any activity in the United States where such activity is similar to or competitive with the activities carried on by Employer or any of its subsidiaries or affiliates; or (iii) prepare with or plan with others to form any Person that will derive any economic benefit from providing, arranging, offering, managing, or subcontracting dialysis services or renal care services. As used herein, the term “dialysis services” or “renal care services” includes, but shall not be limited to, all dialysis services and nephrology-related services provided by Employer at any time during the period of Employee’s employment, including, but not limited to, hemodialysis, acute dialysis, apheresis services, peritoneal dialysis of any type, staff-assisted hemodialysis, home hemodialysis, dialysis-related laboratory and pharmacy services, access-related services, Method II dialysis supplies and services, nephrology practice management, vascular access services, disease management services, pre-dialysis education, ckd services, or renal physician/center network management, and any other services or treatment for persons diagnosed as having end stage renal disease (“ESRD”) or pre-end stage renal disease, including any dialysis services provided in an acute hospital. The term “ESRD” shall have the same meaning as set forth in Title 42, Code of Federal Regulations 405.2101 et seq. or any successor thereto. Employee acknowledges that the nature of Employer’s activities is such that competitive activities could be conducted effectively regardless of the geographic distance between Employer’s place of business and the place of any competitive business. Notwithstanding anything herein to the contrary, such activities shall not include the ownership of 1% or less of the issued and outstanding stock, which is purchased in the open market, of a public company that conducts business that is similar to or competitive with the business carried on by the Employer or any of its subsidiaries or affiliates.

Notwithstanding anything set forth herein, Employee shall not be prohibited from being employed (as an employee or independent contractor) by any Person that provides dialysis services and/or renal care services, as those terms as defined above, so long as such services constitutes no more than 5% of that Person’s total business operations and so long as Employee has no authority over, responsibility for, oversight of, connection with, or involvement in anyway in the dialysis services and/or renal care services provided by that Person.

Employee acknowledges and agrees that the geographical limitations and duration of this covenant not to compete is reasonable. In particular, Employee agrees that his position is national in scope and that he will have an impact on every location where Employer currently conducts and will conduct business. Therefore, Employee acknowledges and agrees that, like his position, this covenant cannot be limited to any particular geographic region.

4.3 Solicitation of Employees. Employee promises and agrees that he will not, for a period of one (1) year after the termination of his employment, directly or indirectly, solicit any of Employer’s employees to work for any business, individual, partnership, firm, corporation, or other entity that is then in competition with Employer’s business or any subsidiary or affiliate of Employer. Employee also agrees that during his employment and for a period of one (1) year after the termination of his employment, directly or indirectly, that he will not hire any of Employer’s employees to work (as an employee or an independent contractor) for any business, individual, partnership, firm, corporation, or other entity that is then in competition with Employer’s business or any subsidiary or affiliate of Employer. In addition, Employee agrees that during his employment and for a period of one (1) year after the termination of his employment, directly or indirectly, that he will not take any action that may reasonably result in any of Employer’s employees going to work (as an employee or an independent contractor) for any business, individual, partnership, firm, corporation, or other entity that is then in competition with Employer’s business or any subsidiary or affiliate of Employer.

4.4 Other solicitation. Employee promises and agrees that during the term of this Agreement and for a period of one (1) year after the termination of his employment for any reason, he shall not, directly or indirectly: (i) induce any patient or customer of Employer, either individually or collectively, to patronize any competing dialysis facility; (ii) request or advise any patient, customer, or supplier of Employer to withdraw, curtail, or cancel such person’s business with Employer; (iii) enter into any contract the purpose or result of which would benefit Employee if any patient or customer of Employer were to withdraw, curtail, or cancel such person’s business with Employer; (iv) solicit, induce, or encourage any physician (or former physician) affiliated with Employer or induce or encourage any other person under contract with Employer to curtail or terminated such person’s affiliation or contractual relationship with Employer; (v) disclose to any Person the names or addresses of any patient or customer of Employer or of any physician (or former physician) affiliated with Employer; or (vi) disparage Employer or any of its agents, employees, or affiliated physicians in any fashion.

4.5 Enforcement. In the event that any part of this Section 4 shall be held unenforceable or invalid, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions had not been a part hereof. In the event that the area, period of restriction, activity, or subject established in accordance with this Section 4 shall be deemed to exceed the maximum area, period of restriction, activity, or subject that a court of competent jurisdiction deems enforceable, such area, period of restriction, activity, or subject shall, for the purpose of Section 4, be reduced to the extent necessary to render them enforceable.

4.6 Equitable Relief. Employee agrees that any violation by Employee of any covenant in Section 4 will or would cause Employer to suffer irreparable injury, the exact amount of which will be difficult to ascertain. For that reason, Employee agrees that Employer shall be entitled, as a matter of right, to a temporary, preliminary, and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by Employee. Such injunctive relief shall be in addition to and in no way limit any and all other remedies Employer shall have in law and equity for the enforcement of such covenants and provisions. Employee consents and stipulates to the entry of such injunctive relief in such a court prohibiting him from any further violation of the covenants and provisions of Section 4.

Section 5. Miscellaneous.

5.1 Entire Agreement; Amendment. This Agreement and the separate Stock Option Agreement and Restricted Stock Unit Agreement represent the entire understanding of the parties hereto with respect to the employment of Employee and supersedes all prior agreements with respect thereto, including, but not limited to the Employment Agreement between Gambro Healthcare Incorporated and Employee that went into effect on July 17, 2000, and the December 21, 2000 Amendment to Employment Agreement. This Agreement may not be altered or amended except in writing executed by both parties hereto.

5.2 Assignment; Benefit. This Agreement is personal and may not be assigned by Employee. This Agreement may be assigned by Employer and shall inure to the benefit of and be binding upon the successors and assigns of Employer.

5.3 Applicable Law. This Agreement shall be governed by the laws of the State of Nevada, without regard to the principles of conflicts of laws.

5.4 Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Employer at its principal office and to Employee at Employee’s principal residence as shown in Employer’s personnel records, provided that all notices to Employer shall be directed to the attention of the Chief Executive Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5.5 Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

5.6 Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

5.7 Legal Counsel. Employee and Employer recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

5.8 Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

5.9 Invalidity of Provision. In the event that any provision of this Agreement is determined to be illegal, invalid, or void for any reason, the remaining provisions hereof shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first written above.

DAVITA INC.		EMPLOYEE

By	/s/ Kent J. Thiry	By	/s/ Dennis Kogod
	Kent J. Thiry		Dennis Kogod
Chief Executive Officer and Chairman of the Board

9